News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475
Media Contact: Elinor Steele (407) 826-8448

Tupperware Brands Announces CFO Transition
Michael S. Poteshman to Retire After 25 Years with Company
Company Initiates Search for Successor

ORLANDO, Fla., October 10, 2018 - Tupperware Brands Corporation (NYSE: TUP) (the “Company”) today announced that following a successful 25-year career with the Company, Michael S. Poteshman plans to retire from his role as Executive Vice President and Chief Financial Officer (“CFO”). Poteshman will continue in his role until March 1, 2019, following the Company’s fiscal year 2018 financial closing process.
Tupperware has initiated a search to identify the Company's next CFO and will consider both internal and external candidates with the assistance of Spencer Stuart, a leading executive search firm.
Poteshman joined the Company’s former parent company, Premark International, Inc. in 1993 and following the Company’s spin-off in 1996, he served in various roles including as the Company’s Controller, head of Investor Relations, Treasurer, and as a Group CFO in Europe before becoming CFO in November 2003.
“As Tupperware’s CFO for nearly 15 years, and in his various financial roles at the Company prior to that, Mike has been an integral member of our leadership team. His contributions to the Company are many and far-reaching,” said President and CEO Patricia Stitzel. “Mike’s expertise has been central to our efforts to grow our global portfolio, expand margins and drive revenue across our business, while also aiding the Company in navigating key challenges. In ensuring the Company’s financial flexibility, Mike has provided Tupperware the ability to leverage its strong, aspirational brand around the world. Importantly, Mike has built a dedicated and experienced finance team that is strongly positioned to continue executing our financial objectives. On behalf of everyone at Tupperware Brands, I thank Mike for his decades of service and I look forward to continuing to work closely with him during the transition.”
Poteshman said, “It has been a privilege to work alongside the talented and dedicated team at Tupperware for much of my career. I have great confidence in Tricia and the management team’s ability to achieve its strategic and financial goals, and believe the Company is well-positioned to capitalize on opportunities for value creation well into the future.”
About Tupperware Brands:
Tupperware Brands Corporation, through an independent sales force of 3.0 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.